UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INTEGRATED ENVIRONMENTAL TECHNOLOGIES, LTD.

(Exact name of Registrant as specified in its charter)

Delaware	98-0200471
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

4235 Commerce Street

Little River, South Carolina 29566

(Address of Principal Executive Offices, including ZIP Code)

2007 Non-Qualified Attorneys Stock Compensation Plan

(Full title of the plan)

Donald J. Stoecklein, Esq.

Stoecklein Law Group

402 West Broadway, Suite 400

San Diego, California 92101

(Name and address of agent for service)

(619) 595-4882

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount of Shares to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

$0.001 par value common stock	573,000	$0.15	$85,950	$9.20

TOTALS	573,000	$0.15	$85,950	$9.20

(1)

This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(c) under the Securities Act of 1933, as amended, and is calculated on the basis of the average of the high and low prices reported on the OTC Bulletin Board as of July 12, 2007.

PROSPECTUS

Integrated Environmental Technologies, Ltd.

573,000 Shares of Common Stock

This prospectus relates to the offer and sale by Integrated Environmental Technologies, Ltd., a Delaware corporation, of 573,000 shares of its $0.001 par value per share common stock to attorneys associated with Integrated Environmental Technologies, Ltd. pursuant to the 2007 Attorneys Non-Qualified Stock Compensation Plan (the “Attorneys Stock Plan”). Pursuant to the Attorneys Stock Plan, Integrated Environmental Technologies, Ltd. is registering hereunder, based upon received services, a total of 573,000 shares of common stock to the Stoecklein Law Group.

The common stock is not subject to any restriction on transferability. Recipients of shares other than persons who are “affiliates” of Integrated Environmental Technologies, Ltd. within the meaning of the Securities Act of 1933 (the “Act”) may sell all or part of the shares in any way permitted by law, including sales in the over-the-counter market at prices prevailing at the time of such sale. The common stock is traded on the OTC Bulletin Board under the symbol “IEVM.”

These Securities Have Not Been Approved Or Disapproved By The Securities And Exchange Commission Nor Has The Commission Passed Upon The Accuracy Or Adequacy Of This Prospectus. Any Representation To The Contrary Is A Criminal Offense.

The date of this prospectus is July 13, 2007

This prospectus is part of a registration statement which was filed and became effective under the Securities Act of 1933, as amended (the “Securities Act”), and does not contain all of the information set forth in the registration statement, certain portions of which have been omitted pursuant to the rules and regulations promulgated by the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act. The statements in this prospectus as to the contents of any contract or other documents filed as an exhibit to either the registration statement or other filings by Integrated Environmental Technologies, Ltd. with the Commission are qualified in their entirety by reference thereto.

A copy of any document or part thereof incorporated by reference in this prospectus but not delivered herewith will be furnished without charge upon written or oral request. Requests should be addressed to: Integrated Environmental Technologies, Ltd., 4235 Commerce Street, Little river, South Carolina 29566. Integrated Environmental Technologies, Ltd.’s telephone number is: (843) 390-2500.

Integrated Environmental Technologies, Ltd. is subject to the reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and in accordance therewith files reports and other information with the Commission. These reports, as well as the proxy statements and other information filed by Integrated Environmental Technologies, Ltd. under the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 100 F Street, N.E., Washington D.C. 20549-0405. In addition, the Commission maintains a World Wide Website on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission

No person has been authorized to give any information or to make any representation, other than those contained in this prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized by Integrated Environmental Technologies, Ltd.. This prospectus does not constitute an offer or a solicitation by anyone in any state in which such is not authorized or in which the person making such is not qualified or to any person to whom it is unlawful to make an offer or solicitation.

Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has not been a change in the affairs of Integrated Environmental Technologies, Ltd. since the date hereof.

TABLE OF CONTENTS

Part I - Information Required in the Section 10(a) Prospectus	1

Item 1. The Plan Information	1

Item 2. Registrant Information and Plan Annual Information	2

Part II - Information Required in the Registration Statement	3

Item 3. Incorporation of Documents by Reference	3

Item 4. Description of Securities	3

Item 5. Interests of Named Experts and Counsel	3

Item 6. Indemnification of Officers, Directors, Employees and Agents	4

Item 7. Exemption from Registration Claimed	4

Item 8. Exhibits	4

Item 9. Undertakings	5

Signatures......	7

PART 1

INFORMATION REQUIRED IN THE SECTION 10(a)

PROSPECTUS

Item 1. The Plan Information.

The Company

Integrated Environmental Technologies, Ltd. has its principal executive offices at 4235 Commerce Street, Little River, South Carolina 29566. Integrated Environmental Technologies, Ltd.’s telephone number is (843) 390-2500.

Purpose

Integrated Environmental Technologies, Ltd. is registering shares of common stock to be issued or already issued to Stoecklein Law Group, securities counsel to Integrated Environmental Technologies, Ltd., pursuant to the Attorneys Stock Plan, which has been approved by the Board of Directors of Integrated Environmental Technologies, Ltd. The Attorneys Stock Plan is intended to provide a method whereby Integrated Environmental Technologies, Ltd. will cover the costs of legal services as provided by Stoecklein Law Group, thereby advancing the interests of Integrated Environmental Technologies, Ltd. and all of its shareholders. A copy of the Stock Plan has been filed as an exhibit to this registration statement.

Common Stock and Options

The Board has issued or authorized for issuance 573,000 shares of the common stock at the fair market value of $0.098 per share to Stoecklein Law Group upon effectiveness of this registration statement.

No Restrictions on Transfer

Recipients of shares of common stock will become the record and beneficial owner of the shares of common stock upon issuance and delivery and are entitled to all of the rights of ownership, including the right to vote any shares awarded and to receive ordinary cash dividends on the common stock.

Tax Treatment to the Recipients

The common stock is not qualified under Section 401(a) of the Internal Revenue Code. Therefore, a recipient will be required for federal income tax purposes to recognize compensation during the taxable year of issuance. Accordingly, absent a specific contractual provision to the contrary, the recipient will receive compensation taxable at ordinary rates equal to the fair market value of the shares ($0.098 per share on the date of issuance). Each recipient is urged to consult his tax advisors on this matter.

Tax Treatment to the Company

The amount of income recognized by a recipient hereunder in accordance with the foregoing discussion will be a tax deductible expense by Integrated Environmental Technologies, Ltd. for federal income tax purposes in the taxable year of Integrated Environmental Technologies, Ltd. during which the recipient recognizes income.

Restrictions on Resale

In the event that an affiliate of Integrated Environmental Technologies, Ltd. acquires shares of common stock hereunder, the affiliate may be subject to Section 16(b) of the Exchange Act. Further, in the event that any affiliate acquiring shares hereunder has sold or sells any shares of common stock in the six months preceding or following the receipt of shares hereunder, any so called “profit”, as computed under Section 16(b) of the Exchange Act, may be required to be disgorged from the recipient to Integrated Environmental Technologies, Ltd. Services rendered have been recognized as valid consideration for the “purchase” of shares in connection with the “profit” computation under Section 16(b) of the Exchange Act. Integrated Environmental Technologies, Ltd. has agreed that for the purpose of any “profit” computation under Section 16(b), the price paid for the common stock issued to affiliates is equal to the value of services rendered. Shares of common stock acquired hereunder by persons other than affiliates are not subject to Section 16(b) of the Exchange Act.

Item 2. Registrant Information and Plan Annual Information

A copy of any document or part thereof incorporated by reference in this registration statement but not delivered with this prospectus or any document required to be delivered pursuant to Rule 428(b) under the Securities Act will be furnished without charge upon written or oral request. Requests should be addressed to: Integrated Environmental Technologies, Ltd., 4235 Commerce Street, Little River, South Carolina 29566. The telephone number is (843) 390-2500.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by Integrated Environmental Technologies, Ltd., a Delaware corporation (the “Company”), are incorporated herein by reference:

a.	The Company’s latest Annual Report on Form 10-KSB for the year ended December 31, 2006, filed with the Securities and Exchange Commission;
b.	The Company’s latest Quarterly Report on Form 10-QSB for the quarter ended March 31, 2007;
c.	The reports of the Company filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since the fiscal year ended December 31, 2006; and
d.

All other documents filed by the Company after the date of this registration statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Class of Securities being registered pursuant to the Plan are registered securities under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel.

The financial statements of Integrated Environmental Technologies, Ltd. are incorporated by reference in this prospectus as of and for the year ended December 31, 2006, and have been audited by Weaver & Martin, LLC, independent certified public accountants, as set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon the authority of said firm as experts in auditing and accounting.

Stoecklein Law Group has rendered an opinion on the validity of the securities being registered. Stoecklein Law Group is not an affiliate of Integrated Environmental Technologies, Ltd., however, Stoecklein Law Group is registering 573,000 shares of common stock under the Plan.

Item 6. Indemnification of Officers, Directors, Employees and Agents.

Integrated Environmental Technologies, Ltd.'s Articles of Incorporation contains provisions for indemnification of its officers and directors; in addition, Section 145 and 102(b)(7) of the Delaware General Corporation Laws provides as follows:

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to Integrated. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or for any transaction from which the director derived an improper personal benefit.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

(a)	The following exhibits are filed as part of this registration statement pursuant to Item 601 of the Regulation S-K and are specifically incorporated herein by reference:

Exhibit No.	Title
5.1	Legal opinion of Stoecklein Law Group.
10.1	2007 Non-Qualified Attorneys Stock Compensation Plan
23.1	Consent of Stoecklein Law Group
23.2	Consent of Weaver & Martin, LLC.

Item 9. Undertakings.	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)	include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

(iii)

include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability pursuant to the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(5)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant’s annual report pursuant to Section 13(a) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Little River, State of South Carolina, on July 19, 2007.

Integrated Environmental Technologies, Ltd.
(Registrant)

/s/William E. Prince
William E. Prince
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William Prince as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same, with exhibits thereto and other documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/William E. Prince	President, Treasurer,	July 19, 2007
William E. Prince	CEO, Chairman,
Chief Accounting Officer

/s/Marion Sofield	Secretary, Director	July 19, 2007
Marion Sofield

/s/E. Wayne Kinsey, III	Director	July 20, 2007
E. Wayne Kinsey, III

/s/David N. Harry	Director	July 20, 2007
David N. Harry

/s/Valgene L. Dunham	Director	July 23, 2007
Dr. Valgene L. Dunham

The Plan. Pursuant to the requirements of the Securities Act of 1933, the board of directors have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Little River, State of South Carolina, on July 19, 2007.

INTEGRATED ENVIRONMENTAL TECHNOLOGIES, LTD.

Attorneys Stock Compensation Plan

By: /s/William E. Prince

William E. Prince, President

1

                                                                            INDEX TO EXHIBITS

Exhibit No.	Title

5.1	Legal opinion of Stoecklein Law Group.

10.1	2007 Non-Qualified Attorneys Stock Compensation Plan

23.1	Consent of Stoecklein Law Group

23.2	Consent of Weaver & Martin, LLC